                                                                    EXHIBIT 12.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                   DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the computation of the ratio of earnings to fixed charges for the years and period indicated.

                                                                                THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                        MARCH 31,
                          ----------------------------------------------------  --------------------
                            1990       1991       1992       1993      1994       1994       1995
                          ---------  ---------  ---------  --------  ---------  ---------  ---------
Computation of Earnings:
 Loss from Continuing
  Operations
  Before Income Taxes,
   Extraordinary Item
   and Cumulative Effect
   of Change in
   Accounting for Income
   Taxes................  $(193,969) $(159,781) $(101,306) $(33,695) $(108,995) $ (19,292) $ (10,900)
 Add:
  Interest Expense(1)...    313,858    324,976    296,031   282,252    315,541     73,675     83,423
  Interest Portion of
   Rent Expense.........      5,235      5,445      5,899     6,065      6,840      1,622      1,714
  Amortization of
   Capitalized Interest.      2,030      2,067      2,106     2,162      2,271        568        599
  Equity in Net Loss of
   Affiliates...........         24      3,380      9,402    12,827     25,002      5,058     10,668
                          ---------  ---------  ---------  --------  ---------  ---------  ---------
  Earnings as Adjusted..  $ 127,178  $ 176,087  $ 212,132  $269,611  $ 240,659  $  61,631  $  85,504
                          =========  =========  =========  ========  =========  =========  =========
Computation of Fixed
 Charges:
 Interest Expense(1)....  $ 313,858  $ 324,976  $ 296,031  $282,252  $ 315,541  $  73,675     83,423
 Interest Portion of
  Rent Expense..........      5,235      5,445      5,899     6,065      6,840      1,622      1,714
 Capitalized Interest...        718        396        766       908      2,377        331      1,313
 Preferred Dividends....     61,102      5,771     16,861    34,115     36,800      8,878      9,603
                          ---------  ---------  ---------  --------  ---------  ---------  ---------
 Fixed Charges..........  $ 380,913  $ 336,588  $ 319,557  $323,340  $ 361,558  $  84,506  $  96,053
                          =========  =========  =========  ========  =========  =========  =========
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred
  Dividends.............        .33        .52        .66       .83        .67        .73        .89
                          =========  =========  =========  ========  =========  =========  =========
 Deficiency in Earnings
  Required to Cover
  Combined Fixed
  Charges...............  $ 253,735  $ 160,501  $ 107,425  $ 53,729  $ 120,899  $  22,875  $  10,549
                          =========  =========  =========  ========  =========  =========  =========

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(1)Interest Expense includes Amortization of Deferred Financing Costs.